EXHIBIT 99

Contacts:

Martin O’Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com	E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE

February 20, 2013

ORIENT-EXPRESS HOTELS LTD. REPORTS FOURTH QUARTER 2012 RESULTS

•                  Fourth quarter same store revenue per available room (“RevPAR”) equal to prior-year quarter in US dollars; up 7% excluding Copacabana Palace, Rio de Janeiro, which was partially closed for planned renovation

•                  Fourth quarter total revenue down 1% to $128.0 million from $129.1 million in prior-year quarter; up 3% excluding Copacabana Palace

•                  Fourth quarter adjusted EBITDA down 3% to $19.6 million from $20.3 million in prior-year quarter; up 12% excluding Copacabana Palace

•                  Delivered significant progress on portfolio optimization strategy, including re-opening of extensively refurbished main building of Copacabana Palace in December; completing sales of The Westcliff, Johannesburg and, in January 2013, Porto Cupecoy, Sint Maarten, for combined proceeds of $45.0 million; and announcing renovation plans for Grand Hotel Europe, St. Petersburg and Charleston Place, South Carolina

•                  Positive early indications for 2013; bookings for total owned hotels up 11% from the same time last year

•                  Appointed John M. Scott III as President and Chief Executive Officer in November 2012 and named Ralph Aruzza as Chief Sales & Marketing Officer in February 2013

HAMILTON, BERMUDA — February 20, 2013.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the fourth quarter ended December 31, 2012.

Total revenue was $128.0 million in the fourth quarter of 2012, down $1.1 million or 1% from $129.1 million in the fourth quarter of 2011. Excluding Copacabana Palace, which was partially closed for renovation for the majority of the quarter, total revenue was up 3% compared to the fourth quarter of 2011.

Revenue from owned hotels for the fourth quarter was $99.2 million, down $1.6 million or 2% from $100.8 million in the fourth quarter of 2011. On a same store basis, owned hotels RevPAR was flat in US dollars and down 1% in local currency. Excluding Copacabana Palace, same store RevPAR for the fourth quarter increased by 7% in US dollars and 6% in local currency.

Trains & cruises revenue in the fourth quarter was $21.0 million, up 2% compared to $20.6 million in the fourth quarter of 2011.

Adjusted EBITDA was $19.6 million for the fourth quarter, down $0.7 million from $20.3 million in the prior-year period. The principal decrease was at Copacabana Palace, which was down $2.2 million as a result of the partial closure. Excluding the year-over-year decrease at Copacabana Palace, adjusted EBITDA would have been $1.5 million ahead of the prior-year quarter. This growth was led by Road To Mandalay and The Governor’s Residence, both in Myanmar, which were up $1.2 million and $0.4 million, respectively.

Adjusted net loss from continuing operations for the fourth quarter was $9.4 million ($0.09 per common share) compared with a loss of $7.2 million ($0.07 per common share) in the fourth quarter of 2011.

“Despite difficult macro-economic conditions, we had a solid finish to the year,” said John Scott, President and Chief Executive Officer. “We delivered adjusted EBITDA of $104.3 million and full-year RevPAR growth of 3% over 2011 in local currency terms, including RevPAR growth across all regions except South America, which was affected by the partial closure of Copacabana Palace. The growth in RevPAR reflects the inherent value of our unique and iconic assets and demonstrates the resilience in demand for our unrivalled luxury travel experiences. Importantly, excluding Copacabana Palace, full-year local currency RevPAR was up 6% over 2011. The renovation of Copacabana Palace, one of our premier properties, was completed in time for Rio de Janeiro’s peak Christmas and New Year period, and positions us well to capitalize on Rio’s growing international profile.

“Overall, we continued to make significant progress on our strategy to increase the earnings power of our properties and optimize our unique portfolio of luxury travel assets. We completed the disposals of The Westcliff in the fourth quarter and Porto Cupecoy in January 2013 for combined proceeds of $45.0 million. Consistent with our focus on redeploying capital into core, high-value properties, the proceeds from these divestitures will be used to provide capital for our active program of targeted reinvestment in our current portfolio and to further strengthen our balance sheet. In 2012, we added or re-opened 301 refurbished rooms, including those in the Copacabana Palace renovation. In 2013, we will open El Encanto in Santa Barbara, which will further enhance the revenue-generating power of our portfolio, and commence exciting renovation projects at several key properties, including Grand Hotel Europe and Charleston Place. These renovations have been phased so that they will have minimal disruption on hotel operations.

“Our portfolio optimization program and on-going balance sheet strengthening initiatives — combined with solid operating results — provide a strong platform for long-term growth. In the near-term, we remain cautiously optimistic about 2013. While the macro-economic challenges remain, we have seen some positive early indications for the year, including a 11% increase in full-year bookings over the same time last year.”

Key Strategic Achievements

The Company successfully completed the previously announced sales of The Westcliff in the quarter and Porto Cupecoy in January 2013. The purchaser of The Westcliff will retain the Company as the manager of the hotel for a period of up to 12 months while the purchaser develops its long-term refurbishment plans. The aggregate sales proceeds from both of these transactions is $45.0 million, with net proceeds of approximately $41.7 million available to the Company for reinvestment in core properties and to strengthen the Company’s balance sheet. In addition, the Company has retained ownership of four condominium units that were not part of the Porto Cupecoy disposal but are under contract of sale. These pending unit sales are expected to contribute $3.5 million of additional proceeds.

In December, the Company completed the final phase of a $20.0 million comprehensive refurbishment of the main building of Copacabana Palace, a landmark property on Copacabana beach in Rio de Janeiro. The refurbishment program, which commenced in 2011, included all 145 rooms and suites in the main building and significant enhancements to the lobby and public areas.

During the quarter, the Company successfully secured extensions to its leases of Eagle Island Camp and Savute Elephant Camp, both in Botswana. Both leases have additional terms of 15 years along with conditional renewals for a further 15 years, effectively representing 30-year extensions for both sites.

These key portfolio enhancements build on projects that the Company completed earlier in 2012, including the addition of five new suites at Hotel Splendido, Portofino; completion of the final phase of renovation at Grand Hotel Timeo and Villa Sant’Andrea in Sicily; refurbishment of the public areas at La Samanna, St. Martin; a 30-key rooms refurbishment at Mount Nelson Hotel, Cape Town; and the renovation of banqueting space at ‘21’ Club in New York.  In addition the Company, through a 50% joint venture, opened the 55-suite Palacio Nazarenas in Cuzco, Peru in June.  With these projects, including the renovations of Copacabana Palace and the Company’s safari camps, the Company either added or re-opened 301 refurbished rooms during the year, which positions the Company well for incremental revenue growth in 2013 and later years.

2013 Portfolio Optimization Plans

The Company continues to make progress on its 92-key El Encanto hotel, which is scheduled to open in March 2013.  This hotel will provide the Company with its first property on the west coast of the United States as well as increase brand awareness in this important market.

During the fourth quarter, the Company announced a three-year refurbishment program for Grand Hotel Europe that will commence in 2013 and include the conversion of 19 rooms into six ultra-luxury suites, including a two-bedroom presidential suite; a new food and beverage concept from a world-class restaurant designer; an expanded spa; and fully renovated meeting room space. The refurbishment is expected to have minimal impact on operations. The Company signed a new $50.0 million loan facility agreement to fund the refurbishment. This facility is expected to close in the first quarter of 2013, providing $26.0 million for refurbishment of the property, $5.2 million for repayment of debt and costs, and the remaining $18.8 million for general corporate purposes.

In addition, during 2013, the Company will initiate a phased three-year rooms refurbishment at Charleston Place, which is one of the Company’s largest cash generators.  In the first phase, which will be carried out over four months during the hotel’s low season, the Company will renovate 145 rooms. The refurbishment is not expected to disrupt operations, and the first phase will be partially financed by $9.2 million of additional funds borrowed in December pursuant to an increase in principal of the hotel’s existing loan.

Executive Management Team

In November, the Company announced the appointment of John M. Scott III as President and Chief Executive Officer and as a member of the Board of Directors. Mr. Scott is an experienced operator of luxury hotels who most recently served as President and Chief Executive Officer of Rosewood Hotels & Resorts, where he oversaw a portfolio of 17 ultra-luxury hotels located in seven countries with combined revenues in excess of $500 million.

The Company recently announced the appointment of Ralph Aruzza as Chief Sales & Marketing Officer, responsible for strategic marketing, global sales and corporate communications.  Mr. Aruzza, who has 35 years of experience in the luxury hotel sector, was previously Vice President of Sales & Marketing for Rosewood Hotels & Resorts, where he oversaw all strategic brand initiatives and global sales networks while directing channel management and customer relationship management.

Operating Performance

Europe:

In the fourth quarter, revenue from owned hotels was $32.1 million, down $0.7 million or 2% from $32.8 million in the fourth quarter of 2011. The major decrease was at Hotel Cipriani, where there was $1.2 million of additional non-operating income recorded in the fourth quarter of 2011.

Same store RevPAR in Europe was up 7% compared to the prior-year quarter in US dollars (up 4% in local currency) due to a 13% increase in average daily rate (“ADR”) offset by a 3 percentage point decrease in occupancy.

EBITDA for the quarter was $2.6 million, up $1.0 million from $1.6 million in the fourth quarter of 2011. The growth was led by a $0.5 million increase at Hotel Cipriani due to a particularly busy close to the season in November and payroll-related cost savings, offset by decreases at Reid’s Palace due to both a weaker UK outbound market and reduced airlift to Madeira, and La Residencia, Mallorca also impacted by the weaker UK outbound market.

North America:

Revenue from owned hotels for the quarter of $26.7 million was unchanged from the fourth quarter of 2011. Same store RevPAR in the region increased by 4% in US dollars due to a 6% increase in ADR offset by a 2 percentage point decrease in occupancy.

EBITDA in North America was $3.6 million, up $2.3 million from $1.3 million in the fourth quarter of 2011. The results for the fourth quarter of 2012 included $2.2 million of charges for pre-opening expenses and the write-off of fixed assets. In 2011, there were charges of $4.4 million for refurbishment-related write-offs and the settlement of a VAT liability. Underlying EBITDA after adjusting for these items is largely unchanged year-over-year.

Rest of World:

Asia-Pacific:

Revenue for the fourth quarter of 2012 was $9.0 million, an increase of $1.2 million or 15% compared to $7.8 million in the fourth quarter of 2011. Revenue growth in the region continued to be led by The Governor’s Residence, Yangon (up $0.8 million), as Myanmar remains an increasingly popular destination with growing demand for tourist accommodation. Same store RevPAR for the region increased by 18% in US dollars due to a 13% increase in ADR and a 3 percentage point increase in occupancy.

EBITDA grew by 14% to $3.3 million compared to $2.9 million in the fourth quarter of 2011, which included a $0.4 million increase at The Governor’s Residence and $0.3 million and $0.1 million increases at La Residence d’Angkor, Siem Reap, Cambodia and Napasai, Koh Samui, Thailand, respectively, reflecting strong demand throughout the region.

Southern Africa:

Fourth quarter revenue from owned hotels was $7.8 million, up $1.5 million or 24% from $6.3 million in the fourth quarter of 2011. Same store RevPAR was up 13% in local currency and up 4% in US dollars. EBITDA was $2.0 million versus $1.7 million in the fourth quarter of 2011 as a result of local currency ADR growth at the safari camps in Botswana and the benefits of labor and other cost-saving initiatives in South Africa.

South America:

Fourth quarter revenue from owned hotels was $23.6 million, down $3.6 million or 13% from $27.2 million in the fourth quarter of 2011. This decline resulted from a $4.6 million decrease at Copacabana Palace as a result of the partial closure of the main building for refurbishment, offset by growth at other properties. As a result, same store RevPAR in the region decreased by 20% but was up 7% excluding Copacabana Palace.

EBITDA for the quarter was $6.2 million, a decrease of $1.5 million compared to $7.7 million in the fourth quarter of last year. This decrease was attributable to a reduction of $2.2 million at Copacabana Palace, which was partially closed for renovation, offset by increases of $0.4 million at both Hotel das Cataratas, Iguassu, where strong demand from the domestic Brazilian market continued, and Miraflores Park Hotel, Lima, which experienced growth in occupancy and ADR during the quarter.

Hotel management & part-ownership interests:

EBITDA for the fourth quarter of 2012 was $1.1 million compared to $1.6 million in the fourth quarter of 2011. The quarterly result included a $0.2 million decline from Hotel Ritz, Madrid, which was affected by difficult economic conditions in Spain.

Restaurants:

Revenue from ‘21’ Club in the fourth quarter of 2012 was $6.3 million compared to $6.4 million in the same quarter of 2011. EBITDA of $2.0 million was unchanged from the same quarter of 2011.

Trains & cruises:

Revenue for the fourth quarter of 2012 was $21.0 million, up $0.4 million or 2% from $20.6 million in the fourth quarter of 2011. This growth includes $1.7 million from Road To Mandalay, which performed very strongly against the backdrop of Myanmar’s booming tourist market, offset by decreases from Venice Simplon-Orient-Express and the UK day-trains due to decreases in charter business.

EBITDA was $6.5 million compared to $6.7 million in the fourth quarter of 2011.

Central costs:

In the fourth quarter of 2012, central overheads were $8.5 million compared with $8.4 million in the prior-year period. This increase includes $1.2 million of professional advisory fees related to the previously announced unsolicited proposal from The Indian Hotels Company Limited to acquire the Company that was received on October 18, 2012 and $0.4 million related to CEO recruitment costs, offset by central compensation costs that were $1.3 million lower than in the fourth quarter of 2011.

In addition, the Company incurred $2.4 million of non-cash share-based compensation expense compared to $2.0 million in the fourth quarter of 2011. The Company also incurred $0.2 million of central marketing costs, as it continued to invest in new marketing initiatives and expand its geographic presence.

Depreciation and amortization:

The depreciation and amortization charge for the fourth quarter of 2012 was $12.4 million, up from $11.3 million in the fourth quarter of 2011.

Interest:

The interest charge for the fourth quarter of 2012 was $7.2 million, down $0.2 million from $7.4 million in the prior year quarter.

Tax:

The tax charge from continuing operations for the fourth quarter of 2012 was $12.7 million, compared to a charge of $15.1 million for the same quarter in the prior year. Fourth quarter 2012 tax expense included a $3.8 million deferred tax charge relating to one-off discrete items in the period. The fourth quarter 2011 tax charge included $7.4 million charge in respect of the gain on disposal of excess development rights of ‘21’ Club.

Investment:

The Company invested a total of $29.1 million in its portfolio during the fourth quarter of 2012, including $11.5 million for the renovation of El Encanto, $9.0 million primarily for completion of the refurbishment at Copacabana Palace, $1.7 million at Mount Nelson Hotel primarily for the refurbishment of 30 rooms, $1.0 million primarily for the completion of the refurbishment of public areas at La Samanna, $1.0 million at Grand Hotel Europe primarily for work on the hotel’s façade, and the balance for routine capital expenditures.

Balance Sheet

At December 31, 2012, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $619.5 million and cash balances of $114.5 million (including $21.1 million of restricted cash), resulting in total net debt of $505.0 million compared with total net debt of $531.1 million at the end of 2011. At December 31, 2012, the ratio of net debt to trailing 12-month adjusted EBITDA was 4.8 times.

Undrawn amounts available to the Company at December 31, 2012 under short-term lines of credit were $4.5 million, bringing total cash availability (excluding restricted cash) at December 31, 2012 to $97.9 million.

At December 31, 2012, approximately 49% of the Company’s debt was at fixed interest rates and 51% was at floating interest rates. The weighted average maturity of the debt was approximately 2.6 years and the weighted average interest rate was 4.0%. The Company had $91.9 million of debt repayments due within 12 months. These obligations are expected to be met through a combination of operating cash flow, proceeds from divestments of non-core assets, refinancing of the facilities, and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
$millions — except per share amounts	2012	2011	2012	2011

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	32.1	32.8	202.3	213.2
- North America	26.7	26.7	107.4	102.7
- Rest of world	40.4	41.3	138.7	141.0
Total owned hotels	99.2	100.8	448.4	456.9
Hotel management & part-ownership interests	1.5	1.3	4.7	5.8
Restaurants	6.3	6.4	16.2	16.3
Trains & cruises	21.0	20.6	83.4	82.4
Real estate	—	—	0.7	—
Total (1)	128.0	129.1	553.4	561.4

Analysis of earnings
Owned hotels
- Europe	2.6	1.6	56.3	60.3
- North America	3.6	1.3	19.5	13.6
- Rest of world	11.5	12.3	34.7	33.5
Hotel management & part-ownership interests	1.1	1.6	2.8	5.3
Restaurants	2.0	2.0	2.2	(0.1)
Trains & cruises	6.5	6.7	22.2	20.9
Central overheads	(8.5)	(8.4)	(31.2)	(30.9)
Share-based compensation	(2.4)	(2.0)	(6.8)	(6.8)
Central marketing costs	(0.2)	—	(1.0)	0.6
Real estate	—	—	(0.6)	—
EBITDA before impairment and gain on disposal	16.2	15.1	98.1	96.4
Impairment	(5.9)	(18.4)	(5.9)	(20.7)
Gain on disposal	1.5	16.0	1.5	16.5
EBITDA	11.8	12.7	93.7	92.2
Depreciation & amortization	(12.4)	(11.3)	(43.9)	(43.8)
Interest	(7.2)	(7.4)	(29.8)	(40.2)
Foreign exchange	(2.2)	(2.1)	(2.8)	(4.6)
(Loss) / earnings before tax	(10.0)	(8.1)	17.2	3.6
Tax	(12.7)	(15.1)	(27.8)	(22.4)
Net loss from continuing operations	(22.7)	(23.2)	(10.6)	(18.8)
Discontinued operations	1.8	(4.9)	3.7	(68.8)
Net loss	(20.9)	(28.1)	(6.9)	(87.6)
Net loss attributable to non-controlling interests	—	—	(0.2)	(0.2)
Net loss attributable to Orient-Express Hotels Ltd.	(20.9)	(28.1)	(7.1)	(87.8)

Net loss per common share attributable to Orient-Express Hotels Ltd.	(0.20)	(0.27)	(0.07)	(0.86)
Number of shares — millions	102.90	102.62	102.85	102.53

(1)   Comprises earnings from unconsolidated companies of $2.1 million (2011 - $2.6 million) and revenue of $125.9 million (2011 - $126.5 million) for three months ended December 31, 2012, and earnings from unconsolidated companies of $7.9 million (2011 - $6.6 million) and revenue of $545.5 million (2011 - $554.8 million) for twelve months ended December 31, 2012.

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Average Daily Rate (in US dollars)
Europe	504	446	699	710
North America	398	375	382	355
Rest of world	375	386	369	366
Worldwide	412	397	469	465

Room Nights Available
Europe	62,679	64,956	285,842	287,200
North America	61,708	62,014	251,172	251,869
Rest of world	102,810	100,648	404,680	399,511
Worldwide	227,197	227,618	941,694	938,580

Rooms Nights Sold
Europe	29,432	32,245	158,160	164,380
North America	39,026	40,038	165,750	165,017
Rest of world	59,318	60,941	220,093	221,724
Worldwide	127,776	133,224	544,003	551,121

Occupancy
Europe	47%	50%	55%	57%
North America	63%	65%	66%	66%
Rest of world	58%	61%	54%	55%
Worldwide	56%	59%	58%	59%

RevPAR (in US dollars)
Europe	237	221	387	406
North America	252	242	252	232
Rest of world	216	234	200	203
Worldwide	232	233	271	273

Same Store RevPAR (in US dollars)
Europe	237	221	387	406
North America	252	242	252	232
Rest of world	216	234	200	203
Worldwide	232	233	271	273

	US dollar	Local currency	US dollar	Local currency
Same Store RevPAR (% change)
Europe	7%	4%	-5%	2%
North America	4%	4%	9%	9%
Rest of world	-8%	-6%	-1%	1%
Worldwide	0%	-1%	-1%	3%

ORIENT-EXPRESS HOTELS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
$millions	2012	2011

Assets
Cash and restricted cash	114.5	103.3
Accounts receivable	36.5	44.6
Due from unconsolidated companies	15.2	10.8
Prepaid expenses and other	21.2	20.1
Inventories	44.6	44.5
Other assets held for sale	22.1	135.4
Real estate assets	1.9	1.9
Total current assets	256.0	360.6

Property, plant & equipment, net of accumulated depreciation	1,171.6	1,107.6
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	183.8	185.8
Investments in unconsolidated companies	58.9	59.9
Goodwill	161.3	161.5
Other intangible assets	18.6	19.5
Other assets	41.8	36.0

Total assets	1,892.0	1,930.9

Liabilities and Equity
Working capital loans	—	—
Accounts payable	25.2	29.0
Accrued liabilities	77.5	87.6
Deferred revenue	30.5	25.7
Other liabilities held for sale	2.2	7.0
Current portion of long-term debt and capital leases	90.1	77.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	227.3	228.2

Long-term debt and obligations under capital leases	431.4	466.8
Long-term debt of consolidated variable interest entities	96.2	88.7
Deferred income taxes	104.1	94.0
Deferred income taxes of consolidated variable interest entities	60.3	61.1
Other liabilities	34.4	39.6

Total liabilities	953.7	978.4

Shareholders’ equity	935.9	950.3
Non-controlling interests	2.4	2.2
Total equity	938.3	952.5

Total liabilities and equity	1,892.0	1,930.9

ORIENT-EXPRESS HOTELS LTD.

RECONCILIATIONS AND ADJUSTMENTS

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
$millions — except per share amounts	2012	2011	2012	2011

EBITDA	11.8	12.7	93.7	92.2

Adjusted items:
Pre-opening expenses (1)	1.0	—	1.8	—
Acquisition proposal costs (2)	1.2	—	1.2	—
Write-off of fixed assets (3)	1.2	3.2	1.6	3.2
Abandoned projects (4)	—	0.4	—	0.4
Management restructuring (5)	—	0.1	0.5	4.7
Write-down of receivable (6)	—	—	0.5	—
Loss on sale of real estate units (7)	—	—	0.6	—
Impairment (8)	5.9	18.4	5.9	20.7
Gain on disposal (9)	(1.5)	(16.0)	(1.5)	(16.5)
VAT claim settlement (10)	—	1.2	—	1.2
Office move costs (11)	—	0.3	—	0.3
Legal settlement (12)	—	—	—	2.5

Adjusted EBITDA	19.6	20.3	104.3	108.7

Reported net loss attributable to Orient-Express Hotels Ltd.	(20.9)	(28.1)	(7.1)	(87.8)
Net earnings attributable to non-controlling interests	—	—	(0.2)	(0.2)
Reported net loss	(20.9)	(28.1)	(6.9)	(87.6)
Discontinued operations net of tax	(1.8)	4.9	(3.7)	68.8
Net losses from continuing operations	(22.7)	(23.2)	(10.6)	(18.8)

Adjusted items net of tax:
Pre-opening expenses (1)	0.7	—	1.2	—
Acquisition proposal costs (2)	1.2	—	1.2	—
Write-off of fixed assets (3)	1.2	3.2	1.5	3.2
Abandoned projects (4)	—	0.2	—	0.2
Management restructuring (5)	—	0.1	0.4	4.5
Write-down of receivable (6)	—	—	0.5	—
Loss on sale of real estate units (7)	—	—	0.4	—
Impairment (8)	5.9	18.1	5.9	20.4
Gain on disposal (9)	(1.2)	(8.8)	(1.2)	(9.2)
VAT claim settlement (10)	—	1.2	—	1.2
Office move costs (11)	—	0.3	—	0.3
Legal settlement (12)	—	—	—	1.7
Loan financing costs (13)	—	0.6	0.1	2.4
Gain on loan settlement (14)	—	(1.0)	—	(1.0)
Interest rate swaps (15)	0.1	—	1.7	3.5
Foreign exchange (16)	1.6	2.1	2.0	4.1
Deferred taxation (17)	3.8	—	3.8	—

Adjusted net (loss)/earnings from continuing operations	(9.4)	(7.2)	6.9	12.5

Reported earnings per share (“EPS”)	(0.20)	(0.27)	(0.07)	(0.86)
Reported EPS from continuing operations	(0.22)	(0.23)	(0.10)	(0.18)
Adjusted EPS from continuing operations	(0.09)	(0.07)	0.07	0.12
Number of shares (millions)	102.90	102.62	102.85	102.53

(1) Pre-opening expenses at El Encanto.

(2) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company.

(3) Non-cash write-off of fixed asset balances.

(4) Write-off of costs related to abandoned projects at Grand Hotel Europe.

(5) Restructuring and redundancy costs.

(6) Write down of receivable balance within central costs.

(7) Loss on sale of final two units at Keswick Estate.

(8) Non-cash impairment charges related to goodwill and long-lived assets.

(9) Gain on disposal of capital lease and New York hotel project.

(10) Non-recurring charge for settlement of VAT liability in Mexico.

(11) Costs associated with office move of principal UK administrative subsidiary.

(12) Legal settlement at ‘21’ Club.

(13) Amortization of deferred financing costs on repayment of debt.

(14) Gain on early repayment of vendor financing associated with Sicilian hotel acquisition.

(15) Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships.

(16) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency.

(17) Deferred tax adjustment related to changes in tax treatment in multiple jurisdictions.

ORIENT-EXPRESS HOTELS LTD.

NET DEBT TO ADJUSTED EBITDA CALCULATION

(Unaudited)

	Twelve months ended and as at
$millions	December 31, 2012	December 31, 2011

Cash
Cash and cash equivalents	93.4	90.1
Restricted cash	21.1	13.2

Total cash	114.5	103.3

Total debt
Working capital facilities	—	—
Current portion of long-term debt and capital leases	90.1	77.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	431.4	466.8
Long-term debt held by consolidated variable interest entities	96.2	88.7

Total debt	619.5	634.4

Net debt	505.0	531.1

Adjusted EBITDA	104.3	108.7

Net debt / adjusted EBITDA	4.8x	4.9x

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings/(loss) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings/(loss) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings/(loss) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, possible challenges to the Company’s corporate governance structure, and the uncertain outcome of the unsolicited proposal by The Indian Hotels Company Ltd to acquire outstanding Company shares and the repercussions of the Board’s rejection of that proposal.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

* * * * * *

Orient-Express Hotels Ltd. will conduct a conference call on Thursday, February 21, 2013 at 10:00 am EST (3.00 pm GMT) which is accessible at +1 877 249 9037 (US toll free) or +44 (0)20 7784 1036  (Standard International).  The conference ID is 6454131. A re-play of the conference call will be available until 7:00 pm (EST) Thursday, February 28, 2013 and can be accessed by calling +1 800 358 7735 (US toll free) or +44 (0)20 3427 0598 (Standard International) and entering replay access number 6454131#. A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com. Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.